Exhibit 99.1

Press Release                                                                                                                                                                                                                                                                                                                                                           For Immediate Release

Company Contact:
William Swain
GraphOn Corporation
1.800.GRAPHON
Bill.Swain@GraphOn.com

GraphOn Corporation Reports Second Quarter Results

SANTA CRUZ, CA, USA – August 10, 2011 – GraphOn Corporation (OTCBB: GOJO.OB), a leading worldwide developer of cloud application delivery and Web-enabling solutions, today announced financial results for the second quarter of 2011.

Financial Highlights
Revenue was approximately $1.6 million for the three months ended June 30, 2011, as compared with approximately $2.1 million for the same period of 2010. Revenue was approximately $3.1 million for the six-month period ended June 30, 2011 as compared with approximately $4.0 million for the same period of 2010. The net loss for the three months ended June 30, 2011 was approximately $0.3 million, as compared with the approximately $0.1 million net profit for the same period of 2010. The net loss for the six-month period ended June 30, 2011 was approximately $0.7 million, as compared with the approximately $0.3 million net loss for the same period of 2010. The loss per common share for the three months ended June 30, 2011 was $0.01 as compared with a profit per share of $0.00 for the same period in 2010. The loss per common share for both the six-month periods ended June 30, 2011 and June 30 2010 was $0.01 per share.

“Our intellectual property license revenue decreased in both the three- and six-month periods due to the ‘spotty’ and unpredictable nature of such revenue, which, unlike what we recognized in 2010, we could not replicate during the 2011 periods,” Robert Dilworth, chairman and CEO, said. “Additionally, we experienced a decrease in our software product license revenue in both the three- and six-month periods as certain of our end-user customers, who had increased their respective order levels beyond their historic norms in the first half of 2010 in connection with the initiation of internal projects, curtailed their orders for additional software licenses as these projects were completed. Partially offsetting these decreases was an increase in our software service fees revenue of approximately 7.7% in the three-month period and 9.8% in the six-month period. We are optimistic about the future growth of our GO-Global revenue as we are beginning to see the early interest caused by our GO-Global Cloud, which we believe will markedly enhance our current GO-Global product family and strengthen our product offering in the private cloud, web-enablement and virtualization markets.” Mr. Dilworth concluded, “We continue to invest research and development resources in new capabilities for our GO-Global products with the objective of providing increasingly attractive, easily used, and cost-effective solutions for our customers.”

About GraphOn Corporation
Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Santa Cruz, California. The company is an innovator of cost-effective, advanced solutions that let customers access applications from anywhere. GraphOn’s high-performance software solutions provide fast application access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company’s GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HP-UX, Linux, Apple (AAPL) OS X and iOS, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

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GraphOn Financial Results
Page Two

GRAPHON CORPORATION
Condensed Consolidated Balance Sheets
	June 30,	December 31,
	2011	2010
	(Unaudited)	(Unaudited)
Assets
Cash	$1,113,800	$1,891,000
Accounts receivable, net	760,700	1,015,900
Other current assets	144,900	84,100
Total current assets	2,019,400	2,991,000
Capitalized software, net	376,800	237,700
Property and equipment, net	53,000	69,900
Patents, net	-	39,300
Other assets	5,600	8,100
Total assets	$2,454,800	$3,346,000

Liabilities and stockholders' deficit
Accounts payable and accrued liabilities	$555,900	$669,000
Deferred revenue - current	2,024,600	2,058,300
Total current liabilities	2,580,500	2,727,300
Deferred revenue - long term	535,400	640,200
Stockholders' deficit	(661,100)	(21,500)
Total liabilities and stockholders' deficit	$2,454,800	$3,346,000

Condensed Consolidated Statements of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue - Software	$1,638,500	$1,874,500	$3,101,200	$3,356,000
Revenue - Intellectual property	-	250,000	-	650,000
Total Revenue	1,638,500	2,124,500	3,101,200	4,006,000
Cost of revenue - Software	130,500	118,500	278,000	220,700
Cost of revenue - Intellectual property	-	94,300	-	254,300
Total Cost of revenue	130,500	212,800	278,000	475,000
Gross profit	1,508,000	1,911,700	2,823,200	3,531,000
Selling and marketing	542,800	565,300	1,069,400	1,075,100
General and administrative	650,400	732,600	1,350,600	1,525,400
Research and development	621,100	514,900	1,078,600	1,273,300
Total operating expenses	1,814,300	1,812,800	3,498,600	3,873,800
Income (loss) from operations	(306,300)	98,900	(675,400)	(342,800)
Other income (expense), net	100	(1,400)	300	1,300
Income (loss) before income taxes	(306,200)	97,500	(675,100)	(341,500)
Income taxes	-	1,300	800	1,900
Net income (loss)	$(306,200)	$96,200	$(675,900)	$(343,400)
Earnings (loss) per share - basic and diluted	$(0.01)	$0.00	$(0.01)	$(0.01)
Weighted average shares outstanding - basic and diluted	46,006,625	45,976,131	46,005,106	45,965,625

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

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